Exhibit 99.1
For immediate release                                                    For Further Information:
David E. Bowe, President & CEO, Ascendant Solutions, Inc.
(972) 250-0903

Ascendant Solutions, Inc. Announces Record-Setting 2006 Results

Dallas (April 16, 2007) - Ascendant Solutions, Inc. (ASDS:OB) today announced its full-year 2006 results which included record-setting consolidated revenue of $55,417,000 as compared to consolidated revenue of $52,967,000 in 2005. The Company reported consolidated net income of $1,023,000, or earnings per share (“EPS”) of $0.05, an increase of in excess of 1,400% over the Company’s 2005 consolidated net income of $65,000, or EPS of less than $0.01. In addition, the Company’s 2006 earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations increased approximately 27% percent in 2006 to $2,469,000 from $1,951,000 in 2005. (See attached table for a reconciliation of EBITDA to net income (loss) on a GAAP basis.)

David E. Bowe, President & CEO, commented, “These results demonstrate our management team’s ability to effectively deploy capital, improve operating results in our portfolio companies and generate attractive returns. One of our most important goals is to build value through maximizing the return on our investments and building shareholder equity. At the end of 2006, our cumulative realized cash return on investments was 128 % and we increased our stockholders’ equity, on an adjusted basis, by approximately 45% during 2006.”

Mr. Bowe continued, “During 2006 we successfully implemented strategies in our healthcare business that contributed significantly to our financial performance. These included improving our operating efficiencies, making significant overhead reductions as well as renegotiating certain vendor contracts. As we look forward, we will explore opportunities to further develop our healthcare business through expanded, higher-margin market segments and products. As part of our ongoing corporate strategy, we also intend to pursue opportunistic acquisitions to expand our portfolio of businesses.”

Healthcare Results

The Company’s subsidiary, Dougherty’s Holdings, Inc. (“DHI”), which owns and operates Dougherty’s Pharmacy, Medicine Man Pharmacies (the “Retail Pharmacies”) and Park InfusionCare, reported 2006 revenues of $41,062,000 compared to $39,136,000 for 2005. The growth in revenue includes an increase in the number of retail pharmacy prescriptions filled and increased sales of front-end merchandise. Net income for 2006 improved significantly to $630,000 compared to a net loss in 2005 of $1,075,000. EBITDA from continuing operations in 2006 increased to $1,121,000 as compared to a 2005 EBITDA loss of $183,000.

Additionally, in February 2007, the Company refinanced DHI’s outstanding bank credit facility, retiring the outstanding balance owed to Bank of Texas, N.A. The new credit facility, provided by Amegy National Bank, consists of a $2,000,000 revolving credit facility and a $2,200,000 term loan. As a result of these transactions, the Company’s working capital position improved by approximately $3.7 million.

Real Estate Advisory Services

The Company’s 2006 revenue from its real estate advisory services businesses rose to $14,355,000 from $13,831,000 in 2005, primarily as a result of an increase in commissions from tenant representative services during the year. Net income increased approximately 23 percent in 2006 to $1,956,000 from $1,592,000 in 2005 and EBITDA increased 11.9% to $2,852,000 in 2006 from $2,549,000 in 2005.

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 100 • Dallas, Texas 75248 • Telephone: (972) 250-0945

Corporate and Other

The Company’s results were impacted by non-cash adjustments of $458,000 and $537,000 in 2006 and 2005 respectively, representing the Company’s share of the equity in losses of Fairways Frisco. The Company is under no obligation to fund the operating losses or debts of Fairways Frisco; however the failure to do so will result in a dilution of the Company’s interest.

Key measures used by the Company’s management to evaluate business segment performance include revenue, cost of sales, gross profit, investment income and EBITDA. EBITDA is calculated as net income before deducting interest, taxes, depreciation and amortization. Although EBITDA is not a measure of actual cash flow because it does not consider changes in assets and liabilities that may impact cash balances, the Company believes it is a useful metric to evaluate operating performance and has therefore included such measures in the discussion of operating results below:

Earnings Before Interest, Taxes, Depreciation & Amortization

	Twelve Months Ended
	December 31,	December 31,
	2006	2005	% Change
Healthcare
Retail Pharmacies	$2,144	$1,499	43.0%
Park InfusionCare	(253)	(278)	-9.0%
DHI Corporate Overhead	(770)	(1,404)	-45.2%
Total Healthcare	1,121	(183)	712.6%

Real Estate Advisory Services
CRESA Partners of Orange County, L.P.	2,757	2,489	10.8%
CRESA Capital Markets Group, L.P.	95	60	58.3%
Total Real estate advisory services	2,852	2,549	11.9%

Corporate and Other
Ampco Partners, Ltd.	96	100	-4.0%
Fairways 03 New Jersey, LP	6	1,112	-99.5%
Fairways Frisco, L.P.	(458)	(537)	-14.7%
Overhead, net	(1,148)	(1,090)	5.3%
Total Corporate and other	(1,504)	(415)	-262.4%

Total EBITDA	$2,469	$1,951	26.6%

About Ascendant Solutions

Ascendant Solutions, Inc. ("Ascendant" or the “Company”) is a diversified financial services company seeking to invest in, or acquire, manufacturing, distribution or service companies. The Company also conducts various real estate activities, including performing real estate advisory services for corporate clients and, through an affiliate, purchasing real estate assets as a principal. Ascendant specializes in solving complex transactions where creative and quick solutions can add value to an enterprise.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995

This news release includes certain forward-looking statements. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. All forward-looking statements included in this news release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements.

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 100 • Dallas, Texas 75248 • Telephone: (972) 250-0945

These risks and uncertainties include, but are not limited to, (a) the following general risks: our limited funds and risks of not obtaining additional funds, certain of our subsidiaries are highly leveraged, potential difficulties in integrating and managing our subsidiaries, our dependence upon management, our dependence upon a small staff, certain subsidiaries accounting for a significant percentage of revenue, unforeseen acquisition costs, the potential for future leveraged acquisitions, restrictions on the use of net operating loss carryforwards, and the difficulty in predicting operations; (b) the following risks to Dougherty’s Holdings, Inc.: potential problems that may arise in operating the Park InfusionCare business, extensive regulation of the pharmacy business, the competitive nature of the retail pharmacy industry, third party payor attempts to reduce reimbursement rates, difficulty in collecting accounts receivable, dependence upon a single pharmaceutical products supplier, price increases as a result of our potential failure to maintain sufficient pharmaceutical sales, shortages in qualified employees, and liability risks inherent in the pharmaceutical industry; (c) the following risks to CRESA Partners of Orange County, L.P.: the size of our competitors, our concentration on the southern California real estate market, the variance of financial results among quarters, the inability to retain senior management and/or attract and retain qualified employees, the regulatory and compliance requirements of the real estate brokerage industry and the risks of failing to comply with such requirements, and the potential liabilities that arise from our real estate brokerage activities; (d) the following risks to our investments in real estate: our dependence on tenants for lease revenues, the risks inherent in real estate development activities, the ability of the Frisco Square Partnerships to obtain financing on acceptable terms, the general economic conditions of areas in which we focus our real estate development activities, the risks of natural disasters, and the illiquidity of real estate investment; and (e) the following other risks: a majority of our common stock is beneficially owned by our principal stockholders, officers and directors, relationships and transactions with related parties, our stock is not traded on NASDAQ or a national securities exchange, effect of penny stock regulations, and litigation.

Because such forward-looking statements are subject to risks, uncertainties and assumptions, you are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date the forward-looking statement is made. Our forward-looking statements are based on the current expectations of management, and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. The cautionary statements made in this report should be read as being applicable to all related forward-looking statements, wherever they appear in this report.

Use of Non-GAAP Financial Information
To supplement the Company’s consolidated financial information presented in accordance with generally accepted accounting principles (“GAAP”) in the press release, the Company uses the non-GAAP financial measure of EBITDA, defined as net income minus, interest, taxes, depreciation and amortization.

The Company’s management reviews these non-GAAP financial measures internally to evaluate the Company’s performance and manage the operations. Additionally, the Company believes that such information also provides investors a better understanding of the Company’s current operating results and provides comparable measures to help investors understand the Company’s future operating results. The non-GAAP measures included in this press release have been reconciled to the comparable GAAP measures, within the attached table, as required under SEC rules regarding the use of non-GAAP financial measures. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 100 • Dallas, Texas 75248 • Telephone: (972) 250-0945

RESULTS OF CONTINUING OPERATIONS

Comparison of the Year Ended December 31, 2006 to the Year Ended December 31, 2005 (000’s omitted).

	Twelve Months Ended December 31, 2006
	Healthcare			Real Estate Advisory Services
	2006	2005	$ Change	2006	2005	$ Change
Revenue	$41,062	$39,136	$1,926	$14,355	$13,831	$524
Cost of Sales	28,048	26,517	1,531	8,404	8,205	199
Gross Profit	13,014	12,619	395	5,951	5,626	325
Operating expenses	12,292	13,143	(851)	3,448	3,343	105
Equity in income (losses) of equity method investees	-	-	-	-	-	-
Other income	8	9	(1)	100	-	100
Interest income (expense), net	(330)	(330)	-	(400)	(444)	44
Gain (loss) on sale of equipment	-	-	-	-	(1)	1
Minority interests	-	-	-	(48)	(37)	(11)
Income tax provision	-	-	-	(199)	(209)	10
Discontinued operations	230	(230)	460	-	-	-
Net income	$630	$(1,075)	$1,705	$1,956	$1,592	$364
Plus:
Interest (income) expense, net	$330	$330	$-	$400	$444	$(44)
Income tax provision	-	-	-	199	209	(10)
Depreciation & Amortization	391	332	59	297	304	(7)
Discontinued operations	(230)	230	(460)	-	-	-
EBITDA from continuing operations	$1,121	$(183)	$1,304	$2,852	$2,549	$303

	Twelve Months Ended December 31, 2006
	Corporate & Other			Consolidated
	2006	2005	$ Change	2006	2005	$ Change

Revenue	$-	$-	$-	$55,417	$52,967	$2,450
Cost of Sales	-	-	-	36,452	34,722	1,730
Gross Profit	-	-	-	18,965	18,245	720
Operating expenses	1,203	1,157	46	16,943	17,643	(700)
Equity in income (losses) of equity method investees	(356)	675	(1,031)	(356)	675	(1,031)
Other income	47	64	(17)	155	73	82
Interest income (expense), net	(28)	11	(39)	(758)	(763)	5
Gain (loss) on sale of equipment	-	-	-	-	(1)	1
Minority interests	(17)	(13)	(4)	(65)	(50)	(15)
Income tax provision	(6)	(32)	26	(205)	(241)	36
Discontinued operations	-	-	-	230	(230)	460
Net income	$(1,563)	$(452)	$(1,111)	$1,023	$65	$958
Plus:
Interest (income) expense, net	$28	$(11)	$39	$758	$763	$(5)
Income tax provision	6	32	(26)	205	241	(36)
Depreciation & Amortization	25	16	9	713	652	61
Discontinued operations	-	-	-	(230)	230	(460)
EBITDA from continuing operations	$(1,504)	$(415)	$(1,089)	$2,469	$1,951	$518

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 100 • Dallas, Texas 75248 • Telephone: (972) 250-0945

	Healthcare		Real Estate Services		Corporate and Other		Consolidated
	2006	2005	2006	2005	2006	2005	2006	2005

Total assets	$7,483	$8,631	$12,363	$11,341	$1,193	$2,026	$21,039	$21,998

Selected Balance Sheet Data ($ in thousands)	December 31, 2006	December 31, 2005

Assets:
Cash and cash equivalents	$2,686	$3,221
Trade accounts receivable, net	5,339	5,108
Inventories, net	2,832	2,827
Working capital (deficit)*	(86)	4,508
Equity method investments	419	1,086
Goodwill	7,299	7,299
Total assets	$21,039	$21,998

Liabilities and Stockholders' Equity:
Accounts payable and accrued liabilities	$5,927	$6,307
Long-term debt (including current maturities)	9,930	11,924
Stockholders' equity	$4,235	$3,073

* Includes $6,106 and $1,049 for current maturities of long-term debt at December 31, 2006 and 2005, respectively.

Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 100 • Dallas, Texas 75248 • Telephone: (972) 250-0945